Exhibit 99.03

FIFTH AMENDMENT

TO THE

CARDINAL HEALTH 401(K) SAVINGS PLAN

FOR EMPLOYEES OF PUERTO RICO

(As amended and restated January 1, 2005)

Background Information

A. Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the “Plan”), for the benefit of eligible employees of Cardinal Health and its subsidiaries and affiliates who live and work in Puerto Rico.

B. Section 11.02 of the Plan permits the amendment of the Plan at any time.

C. The Cardinal Health, Inc. Financial Benefit Plans Committee (the “Committee”) oversees the administration of the Plan and is authorized to approve the amendment of the Plan and documents related to the Plan’s administration.

D. The Committee desires to amend the Plan to reflect the cessation of participation in the Plan as of April 10, 2007 of participants who were employees of the entities with Puerto Rico employees of the Pharmaceutical Technologies and Services business segment divested from Cardinal Health as provided in the Purchase and Sale Agreement by and between Cardinal Health and Phoenix Charter LLC, dated January 25, 2007.

Amendment of the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico

The Plan is hereby amended as set forth below effective April 10, 2007, unless some other effective date is specified herein.

1. A new paragraph is hereby added to the end of the Background section of the Plan on page one of the Plan document reading as follows:

Effective April 10, 2007, the Pharmaceutical Technologies and Services business segment (“PTS”) was sold by Cardinal Health as provided in the Purchase and Sale Agreement by and between Cardinal Health and Phoenix Charter LLC dated January 25, 2007, and the PTS entities with employees in Puerto Rico ceased to be Related Employers that maintain the Plan. Plan participants who were employees of PTS (“Divested PTS Participants”) accordingly ceased active participation in the Plan as of that date and became Former Participants entitled to a distribution from the Plan.

2. Section 1.15 of the Plan, the definition of “Employer(s),” is hereby amended to read in its entirety as follows:

Section 1.15 Employer(s). The Company and any Related Employer during the period such other employer is a Related Employer to the Company. A Related Employer shall become a participating Employer in the Plan effective as of the date such Employer became a Related Employer, except as otherwise provided on the attached Schedule A, identifying the effective dates of Plan participation for entities that became Related Employers on a date prior to the date the Employees of such entities began participation in the Plan. A Related Employer shall cease to be an Employer on the date such entity ceases to qualify as a Related Employer to the Company, unless the Related Employer continues to maintain the Plan with the consent of the Company. Whenever the terms of this Plan authorize the Employer or the Company to take any action, such action shall be considered properly authorized if taken by the Board, the Chairman of the Board, any committee of the Board, or by the Administrative Committee for the Plan in accordance with its procedures under Section 9.03 hereof.

3. Section 1.37 I of the Plan, the definition of “Separation from Service,” is hereby amended by adding the following as a new second sentence:

In addition, a Separation from Service shall be deemed to occur with respect to the Employees of a Related Employer effective as of the date such Related Employer ceases to qualify as a Related Employer to the Company, unless such employer continues to maintain the Plan with the consent of the Company.

4. Schedule A of the Plan is hereby amended in accordance with the attached Schedule A, which supersedes and replaces the existing Schedule A.

5. All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.

BY:	/s/ Sue Nelson
ITS:	Sr. VP Total Rewards
DATE:	4/6/07

APPENDIX A

Effective Date of Participation

The following Related Employers became participating employers under the Plan effective as of the date set forth below rather than the date they became Related Employers:

Company Name	Effective Date of Participation

Cardinal Health P.R. 218, Inc. (f/k/a Allegiance PRO, Inc.)	January 1, 2000

Cardinal Health 416, Inc. (f/k/a The Tri-Line Co., Inc.; f/k/a PCI Services II, Inc.)	July 1, 1998

Cardinal Health P.R. 410, Inc.	July 1, 2001

Cardinal Health 417, Inc. (f/k/a PCI Services III, Inc.; f/k/a PCI Services IV, Inc.)	July 1, 2001

Cardinal Health 302, LLC	January 1, 2005

Cardinal Health 409 B.V. (f/k/a Cardinal Health Manufacturing Services B.V.)	December 18, 2000

Cardinal Health 227, Inc.	January 1, 2006